Exhibit 3.5
The State of Texas
SECRETARY OF STATE
CERTIFICATE OF INCORPORATION
OF
DI PERFENSA INC.
CHARTER NO. 1242973

The undersigned, as Secretary of State of Texas, hereby certifies that the attached Articles of Incorporation for the above named corporation have been received in this office and are found to conform to law.
ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law, hereby issues this Certificate of Incorporation.
Issuance of this Certificate of Incorporation does not authorize the use of a corporate name in this state in violation of the rights of another under the federal Trademark Act of 1946, the Texas trademark law, the Assumed Business or Professional Name Act, or the common law.
Dated AUG. 28, 1992.
Effective AUG. 28, 1992 at xxx a.m./p.m.

/s/ John Hannah, Jr. Secretary of State

ceb	500/200 Revised 4/92

7286/56248 - 8/27/1992
ARTICLES OF INCORPORATION
of
DI PERFENSA INC.
          The undersigned, a natural person eighteen (18) years of age or more, acting as incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:
ARTICLE ONE
          The name of the corporation is DI Perfensa Inc..
ARTICLE TWO
          The period of the corporation’s duration is perpetual.
ARTICLE THREE
          The purpose for which the corporation is organized is to engage in any lawful business for which corporations may be organized under the laws of the State of Texas.
ARTICLE FOUR
          The aggregate number of shares of stock which the corporation shall have authority to issue is 1,500 shares of common stock of the par value of $1.00 each, which are divided into two classes as follows:
     A. 1,000 shares of Class A Common Stock; and
     B. 500 shares of Class B Common Stock.
Each holder of Class A Common Stock shall be entitled to one vote in respect of each share of Class A Common Stock held by him of record on the books of the corporation on all matters voted on by the shareholders. Except as otherwise required under the Texas Business Corporation Act, a holder of Class B Common Stock shall not be entitled to any vote in the election of directors or otherwise in respect of the shares of Class B Common Stock held by him.
ARTICLE FIVE
          The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.
ARTICLE SIX
          No shareholder shall be entitled as a matter of right to subscribe for, purchase, or receive additional unissued or treasury shares of any class of the corporation, whether now or later authorized, or any bonds, debentures, warrants, options or other securities convertible into or entitling the holder to purchase shares. Such additional shares, bonds, debentures, warrants, options or other securities convertible into or entitling the holder to purchase shares may be issued or disposed of as the Board of Directors in its absolute discretion deems advisable.
ARTICLE SEVEN
          At each election for directors of the corporation, each shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, only the number of shares owned by him for as many persons as there are directors to be elected, and no shareholder shall ever have the right or be permitted to cumulate his votes on any basis, any and all rights of cumulative voting being hereby expressly denied.
ARTICLE EIGHT
          The address of the initial registered office of the corporation is 450 Gears Road, Suite 625, Houston, Texas 77067, and the name of its initial registered agent at such address is David J. Cone.

ARTICLE NINE
          The number of directors constituting the initial Board of Directors is one, and the name and address of the person who is to serve as director until the first annual meeting of the shareholders or until his successor is elected and qualified is:

NAME	ADDRESS

Max M. Dillard	450 Gears Road, Suite 625
Houston, Texas 77067
ARTICLE TEN
          A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of the corporation existing at the time of the repeal or modification.
ARTICLE ELEVEN
          Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE TWELVE
          The name and address of the incorporator is:

NAME	ADDRESS

Jeffrey L. Wade	Andrews & Kurth L.L.P.
4200 Texas Commerce Tower
Houston, Texas 77002
          IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his hand this 27th day of August, 1992.

/s/ Jeffrey L. Wade
Jeffrey L. Wade

Exhibit 3.5
The State of Texas
SECRETARY OF STATE
CERTIFICATE OF AMENDMENT
OF
DI/PERFENSA INC.
FORMERLY
DI PERFENSA INC.
The undersigned, as Secretary of State of the State of Texas, hereby certifies that the attached Articles of Amendment for the above named entity have been received in this office and are found to conform to law.
ACCORDINGLY the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law, hereby issues this Certificate of Amendment.

Dated	September 3, 1993

Effective	September 3, 1993

/s/ John Hannah, Jr. Secretary of State	YD

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
DIPERFENSA INC.
          Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, as amended (the “Act”), the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation to reflect a change of its corporate name:
ARTICLE ONE
          The name of the corporation is DI Perfensa Inc.
ARTICLE TWO
          Article One of the Articles of Incorporation is hereby amended to read in its entirety as follows:
“ARTICLE ONE
          The name of the corporation is DI/Perfensa Inc.”
ARTICLE THREE
          The amendment to the Articles of Incorporation amending Article One as set forth above was adopted by the shareholders of the corporation on August 31, 1993.
ARTICLE FOUR
          The number of shares of the corporation outstanding at the time of the adoption of the resolution was one thousand (1,000) shares of Class A common stock and five hundred 500 shares of Class B common stock, and the number of shares entitled to vote thereon was one thousand (1,000) shares of Class A common stock.

ARTICLE FIVE
          The number of Class A common shares voted for such amendment was one thousand (1,000), the number of Class A common shares voted against such amendment was zero and the number of Class A common shares entitled to vote that were not voted was zero.
ARTICLE SIX
          This amendment will not result in any change in the amount of stated capital of the corporation.
          IN WITNESS WHEREOF, the undersigned officer of the corporation has hereunto set his hand this 1st day of September, 1993.

DIPERFENSA INC.
By:	/s/ Max M. Dillard
Max M. Dillard, Chairman of the Board